VIRTUS GLOBAL MULTI-SECTOR INCOME FUND

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, effective as of the 23rd day of February, 2012 (the “Contract Date”) by and between VIRTUS GLOBAL MULTI-SECTOR INCOME FUND, a Delaware statutory trust (the “Trust”) and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”).

WITNESSETH THAT:

1. The Trust hereby appoints the Adviser to act as investment adviser to the Trust from the date hereof, for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

2. The Adviser shall furnish continuously an investment program for the portfolio of the Trust and shall manage the investment and reinvestment of the assets of such portfolio, subject at all times to the supervision of the Board of Trustees of the Trust (the “Board”).

3. With respect to managing the investment and reinvestment of the portfolio of the Trust’s assets, the Adviser shall provide, at its own expense:

(a)	Investment research, advice and supervision;

(b)	An investment program consistent with the Trust’s investment objectives, policies and procedures;

(c)	Implementation of the investment program, including the purchase and sale of securities;

(d)	Implementation of an investment program designed to manage cash, cash equivalents and short-term investments for the Trust with respect to assets designated from time to time to be managed by a subadviser to the Trust;

(e)	Advice and assistance on the general operations of the Trust; and

(f)	Regular reports to the Trustees on the implementation of the Trust’s investment program.

4. The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

5. The Adviser shall furnish at its own expense, or pay the expenses of the Trust, for the following:

(a)	Office facilities, including office space, furniture and equipment;

(b)	Personnel necessary to perform the functions required to manage the investment and reinvestment of the Trust’s assets (including those required for research, statistical and investment work);

(c)	Except as otherwise approved by the Board, personnel to serve, without salaries from the Trust, as officers or agents of the Trust. The Adviser need not provide personnel to perform, or pay the expenses of the Trust for, services customarily performed for a closed-end management investment company by its administrator, underwriter(s), custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

(d)	Compensation and expenses, if any, of any Trustees who are also full-time employees of the Adviser or any of its affiliates; and

(e)	Any subadviser recommended by the Adviser and appointed to act on behalf of the Trust (a “Subadviser”).

6. All costs and expenses not specifically enumerated herein as payable by the Adviser shall be paid by the Trust. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Trust and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees who are not full-time employees of the Adviser or any of its affiliates, expenses of Board, committee, and shareholders’ meetings (including the cost of printing and mailing proxies), expenses of Adviser personnel attending Board meetings as required, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its underwriter(s) pursuant to an agreement with the Trust), expenses of printing and mailing stock certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission, listing its shares on any exchange, and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Board, the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but shall not be limited to, the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.

7. The Adviser shall adhere to all applicable policies and procedures as adopted from time to time by the Board, including but not limited to the following:

(a)	Code of Ethics. The Adviser shall adopt a Code of Ethics designed to prevent “access persons” (as defined therein in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”)) from engaging in fraudulent acts or transactions that are, or have the potential of being viewed as, a conflict of interest, and shall monitor for compliance with its Code of Ethics and report any violations to the Trust’s Compliance Officer.

(b)	Policy with Respect to Brokerage Allocation. The Adviser shall have full trading discretion in selecting brokers for portfolio transactions on a day to day basis so long as each selection is in conformance with the Trust’s Policy with Respect to Brokerage Allocation. Such discretion shall include use of “soft dollars” for certain broker and research services, also in conformance with the Trust’s Policy with Respect to Brokerage Allocation. The Adviser may delegate the responsibilities under this section to a Subadviser.

(c)	Procedures for the Determination of Liquidity of Assets. It shall be the responsibility of the Adviser to monitor the Trust’s assets that are not liquid, making such determinations as to liquidity of a particular asset as may be necessary, in accordance with the Trust’s Procedures for the Determination of Liquidity of Assets. The Adviser may delegate the responsibilities under this section to a Subadviser.

(d)	Policy with Respect to Proxy Voting. In the absence of specific direction to the contrary and in a manner consistent with the Trust’s Policy with Respect to Proxy Voting, the Adviser shall be responsible for voting proxies with respect to portfolio holdings of the Trust. The Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Adviser in accordance with such policies and procedures adopted or approved by the Board. Unless the Trust gives the Adviser written instructions to the contrary, the Adviser will, in compliance with the proxy voting procedures of the Trust then in effect or approved by the Board, vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which the assets of the Trust may be invested. The Adviser shall cause the Custodian to forward promptly to the Adviser (or designee) all proxies upon receipt so as to afford the Adviser a reasonable amount of time in which to determine how to vote such proxies. The Adviser agrees to provide the Trust with quarterly proxy voting reports in such form as the Trust may request from time to time. The Adviser may delegate the responsibilities under this section to a Subadviser.

(e)	Procedures for the Valuation of Securities. It shall be the responsibility of the Adviser to fully comply with the Trust’s Procedures for the Valuation of Securities. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

8. For providing the services and assuming the expenses outlined herein, the Trust agrees that the Adviser shall be compensated as follows:

(a)	The Trust shall monthly pay a fee at an annual rate of 0.95% as a percentage of the average daily Managed Assets of the Fund (as defined below). For these purposes, the term “Managed Assets” of the Fund on any day is defined as the value of the total assets of the Fund minus the sum of all accrued liabilities of the Fund (other than the aggregate amount of any outstanding borrowings or other indebtedness constituting leverage), calculated as of 4:00 p.m. Eastern time on such dayor as of such other time or times as the Board of Trustees may determine in accordance with the provisions of applicable law and of the organizational documents of the Fund and with resolutions of the Board of Trustees as from time to time in force.

(b)	Compensation shall accrue immediately upon the effective date of this Agreement.

(c)	If there is termination of this Agreement during a month, the fee for that month shall be proportionately computed upon the average of the average daily Managed Assets of the Trust for such partial period in such month.

(d)	The Adviser agrees to reimburse the Trust for the amount, if any, by which the total operating and management expenses of the Trust’s portfolio (including the Adviser’s compensation, pursuant to this paragraph, but excluding taxes, interest, costs of portfolio acquisitions and dispositions and extraordinary expenses), for any “fiscal year” exceed the level of expenses which the Trust is permitted to bear under the most restrictive expense limitation (which is not waived by the State) imposed on closed-end investment companies by any state in which shares of the Trust are then qualified. Such reimbursement, if any, will be made by the Adviser to the Trust within five days after the end of each month. For the purpose of this subparagraph (d), the term “fiscal year” shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

9. The services of the Adviser to the Trust are not to be deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Board and subject further to compliance with applicable provisions of the Investment Company Act, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Adviser and any such agent.

10. The Adviser shall not be liable to the Trust or to any shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

11. It is understood that:

(a)	Trustees, officers, employees, agents and shareholders of the Trust are or may be “interested persons” of the Adviser as directors, officers, stockholders or otherwise;

(b)	Directors, officers, employees, agents and stockholders of the Adviser are or may be “interested persons” of the Trust as Trustees, officers, shareholders or otherwise; and

(c)	The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.

12. This Agreement shall become effective as of the date stated above. Unless terminated as herein provided, this Agreement shall remain in full force and effect until December 31, 2013 and shall continue in full force and effect for periods of one year thereafter so long as (a) such continuance is approved at least annually by either the Board or by a “vote of the majority of the outstanding voting securities” of the Trust and (b) the terms and any renewal of this Agreement have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any such party cast in person at a meeting called for the purpose of voting on such approval.

13. The Trust may terminate this Agreement upon 60 days’ written notice to the Adviser at any time, without the payment of any penalty, by vote of the Board or by a “vote of the majority of the outstanding voting securities” of the Trust. The Adviser may terminate this Agreement upon 60 days’ written notice to the Trust, without the payment of any penalty. This Agreement shall immediately terminate in the event of its “assignment”.

14. The terms “majority of the outstanding voting securities”, “interested persons” and “assignment”, when used herein, shall have the respective meanings in the Investment Company Act.

15. In the event of termination of this Agreement, or at the request of the Adviser, the Trust will eliminate all reference to “Virtus” from its name, and will not thereafter transact business in a name using the word “Virtus” in any form or combination whatsoever, or otherwise use the word “Virtus” as a part of its name. The Trust will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors or prospective investors delete from the name the word “Virtus” or any approximation thereof.

16. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by the Board and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

17. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the State of Delaware.

18. Subject to the duty of the Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Trust, and the actions of the Adviser and the Trust in respect thereof.

19. The Adviser will not advise or act on behalf of the Trust in regard to class action filings, with respect to any securities held in the Trust portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

Virtus Global Multi-Sector Income Fund

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Vice President, Chief Financial Officer and Treasurer

Virtus Investment Advisers, Inc.

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	President